UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         August 12, 2010

IMMUCOR, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3130 Gateway Drive, Norcross, Georgia	30071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 441-2051

Not Applicable
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On August 12, 2010, Immucor, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Geoffrey S. Crouse, the Executive Vice President and Chief Operating Officer of the Company.

Pursuant to the Agreement, (i) the term of Mr. Crouse’s employment was extended to May 31, 2013, (ii) Mr. Crouse’s annual salary was increased to $475,000, (iii) the time period was changed for Mr. Crouse to terminate the Agreement and receive severance payments, and in such a scenario all his stock options would become immediately exercisable for their remaining terms and all his shares of restricted stock would immediately vest, and (iv) if the Company issues stock options and/or shares of restricted stock to the Company’s officers and other managers with respect to fiscal year 2012, the relative target value and the mix of stock options and shares of restricted stock would be the same for Mr. Crouse as for the Company’s CEO and Mr. Crouse would receive an additional 15,000 shares of restricted stock.

The remaining material terms of the Agreement remain unchanged from the Employment Agreement between Mr. Crouse and the Company dated August 3, 2009.

The foregoing summary of the material terms and conditions of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by referenced herein.

Item 9.01          Financial Statements and Exhibits

(d)	Exhibits

10.1	Amended and Restated Employment Agreement, dated as of August 1, 2010, by and between the Company and Geoffrey S. Crouse.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCOR, INC.

Date: August 17, 2010	By:	/s/ Philip H. Moïse
Philip H. Moïse Executive Vice President and General Counsel